Boulder Total Return Fund
Meeting date: 4-25-08
	Record date shares (Common):	12,338,659.789		Record date shares (AMPS):	775

		Common				AMPS

	Shares Voted	% of Outstanding			Shares Voted	% of Outstanding
Voted	11,122,724.93	90.145%		Voted	749	96.645%
Unvoted	1,215,934.86	9.855%		Unvoted	26	3.355%
Total	12,338,659.79	100.000%		Total	775	100.000%

Proposal #1	Election of Directors				Election of Directors

	Joel W. Looney
For	11,084,322.926	89.834%	99.655%
Withheld	38,402.000	0.311%	0.345%
Total Voted	11,122,724.926	90.145%	100.000%

	John J. Horejsi
For	11,085,451.926	89.843%	99.665%
Withheld	37,273.00	0.302%	0.335%
Total Voted	11,122,724.926	90.145%	100.000%

	Dr. Dean L. Jacobson
For	11,071,994.926	89.734%	99.544%
Withheld	50,730.000	0.411%	0.456%
Total Voted	11,122,724.926	90.145%	100.000%

					Susan L. Ciciora
				For	698.000	90.065%	93.191%
				Withheld	51.000	6.581%	6.809%
				Total	749.000	96.645%	100.000%

					Richard I. Barr
				For	698.000	90.065%	93.191%
				Withheld	51.000	6.581%	6.809%
				Total	749.000	96.645%	100.000%

In connection with the Annual Meeting of Shareholders of Boulder Total Return Fund, Inc PFPC hereby certifies the above tabulation of shareholder ballots.

Maura C. Stanley
Section Manager, Client Services